UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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☒	Definitive Proxy Statement
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Affordable Residential Communities Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders
To Be Held on June 15, 2006

To Our Stockholders:

WHAT:	Our Annual Meeting of Stockholders for Calendar Year 2006
WHEN:	Thursday, June 15, 2006, at 9:00 a.m., local Denver, Colorado time
WHERE:	Wyndham Hotel Denver Tech Center 7675 E. Union Avenue Denver, CO 80237
WHY:	At this meeting, you will be asked to:
(1) elect directors to serve on our board until the 2007 annual meeting of stockholders and until their successors are dully elected and qualified;
(2) consider ratifying the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006; and
(3) transact any other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

Only stockholders and unit holders with paired voting shares of record at the close of business on April 13, 2006 will receive notice of, and be eligible to vote at, the annual meeting. The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Your vote is important. Please read the proxy statement and the voting instructions on the enclosed proxy card. Then, whether or not you plan to attend the annual meeting in person, and no matter how many shares you own, please sign, date and promptly return the enclosed proxy card in the enclosed envelope, which requires no additional postage if mailed in the United States.

By Order of the Board of Directors,

Scott L. Gesell
Executive Vice President, General Counsel and Corporate Secretary

April 28, 2006
Englewood, Colorado

Affordable Residential Communities Inc.
7887 E. Belleview Ave., Suite 200
Englewood, Colorado 80111
(303) 291-0222

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 15, 2006

TABLE OF CONTENTS

INFORMATION CONCERNING SOLICITATION AND VOTING	1
BOARD OF DIRECTORS	5
AUDIT COMMITTEE REPORT AND DISCLOSURES	12
EXECUTIVE OFFICERS	13
EXECUTIVE OFFICER COMPENSATION	14
SUMMARY COMPENSATION TABLE	14
OPTIONS AND RESTRICTED STOCK GRANTS IN LAST FISCAL YEAR	15
EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS	15
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION	19
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	21
PERFORMANCE GRAPH	22
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	22
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	23
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	26
PROPOSAL NO. 1: ELECTION OF DIRECTORS	28
PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	29
STOCKHOLDER PROPOSALS FOR 2007	31
OTHER MATTERS	31
ANNUAL REPORT	31
APPENDIX A: DIRECTOR INDEPENDENCE CRITERIA	A-1

INFORMATION CONCERNING SOLICITATION AND VOTING

WHY DID YOU SEND ME THIS PROXY STATEMENT?

The board of directors of Affordable Residential Communities Inc., a Maryland corporation (“ARC” or the “Company”), seeks your proxy for use in voting at our 2006 annual meeting of stockholders or at any postponements or adjournments of the annual meeting. Our annual meeting will be held at the Wyndham Hotel Denver Tech Center, 7675 E. Union Avenue, Denver, CO 80237, on Thursday June 15, 2006, beginning at 9:00 a.m., local Denver, Colorado time. We intend to begin mailing this proxy statement, the attached notice of annual meeting and the accompanying proxy card on or about May 1, 2006, to all holders of our common stock, par value $0.01 per share, and special voting stock, par value $0.01 per share, which together we refer to as our voting securities, entitled to vote at the annual meeting.

ON WHAT AM I VOTING?

At the annual meeting, stockholders will act upon:

(1)         the election of directors to serve on our board until the 2007 annual meeting of stockholders and until their successors are duly elected and qualified ; and

(2)         ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

WHO CAN VOTE?

Only holders of record of our voting securities at the close of business on Thursday, April 13, 2006, the record date, will receive notice of, and be entitled to vote at, our annual meeting. At the close of business on April 13, 2006, 41,297,855 shares of our common stock and 2,923,071 shares of our special voting stock were outstanding and entitled to vote. Our common stock and our special voting stock are the only securities entitled to vote at the annual meeting. In deciding all matters, a holder of common stock on the record date will be entitled to cast one vote for each share of common stock registered in that holder’s name and a holder of our special voting stock on the record date will be entitled to cast 0.519 of a vote for each share of our special voting stock registered in that holder’s name, on each matter to be voted upon at the annual meeting.

Stockholder of Record: Shares Registered in Your Name.

If, on April 13, 2006, your common shares were registered directly in your name with ARC’s transfer agent, American Stock Transfer & Trust Company, or, in the case of special voting shares, with us, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Nominee.

If, on April 13, 2006, your shares were held in an account at a bank, brokerage firm, or other agent or nominee, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your bank, broker or other agent or nominee on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy card from your bank, broker or other agent or nominee.

WHAT CONSTITUTES A QUORUM?

The presence in person or by proxy of holders entitled to cast a majority of all the votes entitled to be cast at the annual meeting on any matter will constitute a quorum. Abstentions and broker non-votes, if any, will be counted as shares present for purposes of determining the presence of a quorum.

WHAT ARE THE VOTING RIGHTS OF THE HOLDERS OF OUR VOTING SECURITIES?

In deciding all matters, a holder of common stock on the record date will be entitled to cast one vote for each share of common stock registered in that holder’s name, on each matter to be voted upon at the annual meeting.

In deciding all matters, a holder of our special voting stock on the record date will be entitled to cast 0.519 of a vote for each share of special voting stock registered in that holder’s name, on each matter to be voted upon at the annual meeting.

Holders of shares of our common stock and our special voting stock vote collectively as one class on all matters submitted to a vote of stockholders of the Company.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

Election of Directors.

Election of the director nominees named in Proposal No. 1 requires the affirmative vote of a plurality of the votes cast on the matter at the annual meeting by holders of our voting securities. The candidates receiving the highest number of affirmative votes of the shares entitled to be voted will be elected directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the board of directors’ nominees named in Proposal No. 1. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them. Abstentions and broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of the vote on the election of directors. Stockholders may not cumulate votes in the election of directors.

Ratification of Independent Auditor.

Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006, as specified in Proposal No. 2, requires the affirmative vote of a majority of the votes cast on the matter at the annual meeting by holders of our voting securities. If this selection is not ratified by holders of our voting securities, the audit committee and board may reconsider its recommendation and appointment, respectively. Abstentions and broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of the vote for this proposal.

WHO CONDUCTS THE PROXY SOLICITATION?

ARC’s board of directors is soliciting the proxies and ARC will bear any costs of this solicitation, including the preparation, assembly, printing and mailing of this proxy statement and any additional material furnished to our stockholders. Copies of solicitation material will be furnished to banks, brokerage houses, other agents and nominees holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to these beneficial owners. In addition, if asked, we will reimburse these persons for their reasonable expenses in forwarding the solicitation material to the beneficial owners. ARC has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation material to the beneficial owners of the shares they hold of record.

HOW DO I VOTE IF I ATTEND THE ANNUAL MEETING?

If you are a stockholder of record, you can attend the annual meeting and vote in person the shares you hold directly in your name. If you choose to do that, please bring the enclosed proxy card or proof of identification. If you want to vote in person at our annual meeting and you hold our voting securities through a bank, broker or other agent or nominee, you must obtain a power of attorney or other proxy authority from that organization and bring it to our annual meeting. Follow the instructions from your bank, broker or other agent or nominee included with these proxy materials, or contact your bank, broker or other agent or nominee to request a power of attorney or other proxy authority. If you vote in person at the annual meeting, you will revoke any prior proxy you or your bank, broker or other agent or nominee may have submitted with respect to the shares of voting securities you own of record or beneficially.

HOW DO I VOTE IF I DO NOT ATTEND THE ANNUAL MEETING?

Please sign, date and return the proxy card in the enclosed pre-paid envelope. By casting your vote, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions. Whether or not you plan to attend the meeting, we urge you to sign, date and return the enclosed proxy card to ensure your vote is counted.

If you are a beneficial owner of shares registered in the name of your bank, broker or other agent or nominee, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from ARC. Simply sign, date and mail the proxy card to ensure that your vote is counted. Follow the instructions from your bank, broker or other agent or nominee included with these proxy materials, or contact your bank, broker or other agent or nominee to request a proxy card.

WHAT IF I DO NOT SPECIFY HOW MY SHARES ARE TO BE VOTED ON THE PROXY CARD?

If the proxy card does not specify how your shares are to be voted, your shares represented by the proxy card will be voted as follows:

(1)         FOR the election of all of the nominees for director proposed by the board of directors; and

(2)         FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

If any other matter is properly presented at the meeting, the individuals named on your proxy card will vote your shares in their discretion and using their best judgment.

HAS THE ARC BOARD OF DIRECTORS MADE A RECOMMENDATION REGARDING THE MATTERS TO BE ACTED UPON AT THE ANNUAL MEETING?

The ARC board of directors recommends that you vote “FOR” the election of all of its nominees for director and “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as ARC’s independent auditor for the fiscal year ending December 31, 2006.

CAN I CHANGE MY VOTE?

You may revoke your proxy by doing any of the following:

(1)         Send a written notice of revocation to our Corporate Secretary, dated later than the proxy you want to revoke, but before the vote is taken at the annual meeting;

(2)         Execute and deliver a later dated proxy before the vote is taken at the annual meeting; or

(3)         Vote in person at the annual meeting (your attendance at the annual meeting, in and of itself, will not revoke the earlier proxy).

Any written notice of revocation, or later dated proxy, should be delivered to:

Affordable Residential Communities Inc.

7887 E. Belleview Ave., Suite 200

Englewood, CO 80111

Attention: Scott L. Gesell, Corporate Secretary

YOUR VOTE AT THIS YEAR’S MEETING IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY.

BOARD OF DIRECTORS

GENERAL

The board of directors consists of eleven positions, with nine members presently serving. The board of directors has determined that the two vacant positions will not be filled at ARC’s annual meeting because currently no viable candidates have been identified, and proxies may not be voted for any additional nominees. Our board is not classified and thus all of our directors are elected annually. The following, as of the date of this proxy statement, is a list of those directors running for re-election , their ages, and brief biographies of these directors:

DIRECTORS SEEKING RE-ELECTION

Name	Age	Position	New Term to Expire at Annual Meeting in
Larry D. Willard	63	Chairman of the Board and Chief Executive Officer	2007
James F. Kimsey	57	Director, President and Chief Operating Officer	2007
Rhodes Bobbitt	60	Director and Audit Committee member	2007
W. Joris Brinkerhoff	54	Director	2007
Charles R. Cummings	69	Director and Chairman of Audit Committee	2007
Gerald J. Ford	61	Director	2007
J. Markham Green	62	Director and Audit Committee member	2007
James R. “Randy” Staff	58	Director	2007
Carl B. Webb	55	Director	2007

Larry D. Willard, Chairman and Chief Executive Officer.

Mr. Willard has served as a director of ARC since June 30, 2005, and as Chairman of the Board and Chief Executive Officer of ARC since September 28, 2005. Mr. Willard retired as Chairman of the Board of Wells Fargo Bank, N.A., New Mexico Region, where he had served as Regional President of the New Mexico and West Texas Region of Wells Fargo and Company from 1998 through 2004. Mr. Willard also served from 1994 to 1998 as Chairman of the Board, Chief Executive Officer and Regional President of Northwest Corporation, an affiliate of Northwest Bank New Mexico, N.A. He had spent the prior 18 years with United New Mexico Financial Corporation and Ford Bank Group, Inc. serving in various capacities. Mr. Willard is a graduate of Eastern New Mexico University (BBA Accounting and Finance, 1968), the University of Colorado, Boulder (Graduate School of Banking, 1973) and the University of Oklahoma, Norman (Graduate School of Commercial Lending, 1975).

James F. Kimsey, President and Chief Operating Officer.

Mr. Kimsey has served as a director of ARC since June 30, 2005, and as President and Chief Operating Officer of ARC since September 28, 2005. Mr. Kimsey retired as President and Chief Executive Officer of RailWorks Corporation in 2004, a position he had held since 2002. From 2001 through 2002 he also served as the President of Western Utility Services on behalf of Exelon Infrastructure Services, a successor to Fischback & Moore Electric, LLC, for whom Mr. Kimsey was the President and Chief Executive Officer from 1995 to 2001. In 1997 Mr. Kimsey founded Kimsey Electrical Contracting, LLC, serving as its Chairman. From 1970 to 1995 he served in various capacities with Sturgeon Electric Co., Inc., succeeding to MYR Group President in 1984, a position he held until 1995. Mr. Kimsey is a graduate of the University of Denver, where he received a BSBA Degree in accounting.

Rhodes Bobbitt, Director.

Mr. Bobbitt has served as a director of ARC and as a member of ARC’s audit committee since November 29, 2005. Mr. Bobitt is retired. From 1987 until June 30, 2004, he served as the Managing Director, Regional Office Manager of the Private Client Service Group for Credit Suisse First Boston/Donaldson, Lufkin & Jenrette. Mr. Bobbitt was formerly Vice President of Security Sales in the Dallas office of Goldman Sachs & Company from 1969 until 1987. He is actively involved with the University of Texas as  a member of the University of Texas Development Board, was Co-Chairman of the Dallas Leadership Council—Capital Raising Campaign, and a member of the University of Texas MBA Investment Fund Advisory Board. He also serves on the Board of Directors of First Acceptance Corporation and also serves on the Nominating and Corporate Governance and Audit Committees of that company. Mr. Bobbitt holds a BBA from the University of Texas at Austin and a JD from The SMU School of Law.

W. Joris Brinkerhoff, Director.

Mr. Brinkerhoff has served as a director of ARC since June 30, 2005 and serves on the compensation committee of ARC. Mr. Brinkerhoff founded a Native American owned joint venture, Doyon LTD, in 1978 and served as its operations Chief Executive Officer and Chief Financial Officer until selling his venture interests in 1995 and moving to Denver in 1996. Doyon LTD designed, built, leased and operated state of the art mobile drilling rigs for ARCO and British Petroleum in conjunction with their development of the North Slope Alaska petroleum fields. Mr. Brinkerhoff now resides in Denver and manages on a full-time basis family interests including oil and gas production, a securities portfolio and various other business interests, and he actively participates in numerous philanthropic organizations. Mr. Brinkerhoff is a graduate of Montana School of Mines with a Bachelor of Science Degree in Petroleum Engineering.

Charles R. Cummings, Director.

Mr. Cummings has served as a director of ARC and Chairman of its audit committee since October 28, 2005. He is also an audit committee financial expert and an independent director. Mr. Cummings has served as Chairman and Chief Executive Officer of Opthalmic Innovations International, a manufacturer of intraocular lenses, since September 1998. Concurrently from April 2005 to the present Mr. Cummings has been a partner with Bravo Equity Partners II, L.P., an equity investments group targeting growth companies with a focus on the Hispanic market. He was a co-founder of IESI Corporation in 1994, serving as a director until the sale of the company in January 2005. From December 2001 to January 2005 Mr. Cummings served as the Chairman of the Audit Committee for IESI. From July 1999 to the present, Mr. Cummings has served as President of CB Resources, Inc., a petroleum and gas company, where he is responsible for handling all financial transactions on behalf of the company. He is also a former audit partner with Arthur Young & Company. Mr. Cummings is a graduate of Texas Tech University with a Bachelor of Business Degree in Accounting. He is also a Certified Public Accountant.

Gerald J. Ford, Director.

Mr. Ford has served as a director of ARC since June 30, 2005 and serves as the Chairman of the nominating and corporate governance committee and as a member of the compensation committee of ARC. Mr. Ford is a banking and financial institutions entrepreneur who has been involved in numerous mergers and acquisitions of private and public sector financial institutions, primarily in the Southwest United States, over the past 30 years. In this capacity he acquired and consolidated 30 commercial banks from 1975 to 1993, forming First United Bank Group, Inc., a multi-bank holding company for which he functioned as Chairman of the Board and Chief Executive Officer until its sale in 1994. During this period he also led investment consortiums that acquired numerous financial institutions, forming in succession

First Gibraltar Bank, FSB, First Madison Bank, FSB and First Nationwide Bank. Mr. Ford also served as Chairman of the Board of Directors and Chief Executive Officer of Golden State Bancorp Inc. and its subsidiary, California Federal Bank, FSB, from 1998 to 2002. He currently participates on numerous boards of directors, including Triad Financial Corporation, for which he is also Chairman of the Board, First Acceptance Corporation, for which he is also Chairman of the Board, McMoRan Exploration Co., and Freeport-McMoRan Copper and Gold Inc. Mr. Ford holds a Bachelor’s Degree in Economics, as well as a Juris Doctorate Degree, from Southern Methodist University, where he currently serves as Chairman of the Board of Trustees.

J. Markham Green, Director.

Mr. Green has served as a director since our initial public offering in February 2004 and serves on the audit committee of ARC. Mr. Green is a private investor. From 2001 to 2003, he served as Vice Chairman of the Financial Institutions and Governments Group in investment banking at JP Morgan Chase. From 1993 until joining JP Morgan Chase, Mr. Green was involved in the start-up of eight companies. He served on the boards of those various companies and from 1997 to present has served as Chairman of the Board of PowerOne Media LLC. From 1973 to 1992, Mr. Green served in various capacities at Goldman, Sachs & Co. in investment banking. He was a general partner of the company and co-head of the Financial Services Industry Group at the time of his retirement in 1992. Mr. Green is a graduate of the University of Texas at Austin and earned an M.B.A. from Southern Methodist University.

James R. “Randy” Staff, Director.

Mr. Staff  has served as a director of ARC since June 30, 2005 and serves as an ex officio member of the audit committee and as a member of the nominating and corporate governance committee of ARC. Mr. Staff has been a consultant to Hunter’s Glen/Ford, Ltd., an investment partnership, since November 2002. He also is Chairman of the Board of Directors of Ganado Bancshares, Inc., Citizens State Bank, ABNA Holdings, Inc. and American Bank, N.A. Previously, Mr. Staff was an Executive Vice President and Chief Financial Advisor of Golden State Bancorp Inc. and its subsidiary, California Federal Bank, FSB, from October 1994 until November 2002. During this period he also served as a Director of First Nationwide Mortgage Corporation and Auto One Acceptance Corporation. Mr. Staff attended the University of Houston and is a graduate of the University of Texas, Austin and is a Certified Public Accountant.

Carl B. Webb, Director.

Mr. Webb has served as a director of ARC since June 30, 2005 and serves as the Chairman of the compensation committee of ARC. Mr. Webb has served as the interim President and Chief Executive Officer of Triad Financial Corporation since August of 2005 , and as a consultant to Hunter’s Glen Ford, Ltd., an investment partnership, since November 2002. Previously, Mr. Webb was the President, Chief Operating Officer and Director of Golden State Bancorp Inc. and its subsidiary, California Federal Bank, FSB, from September 1994 until his  departure in November 2002. Prior to his affiliation with California Federal Bank, FSB, Mr. Webb was the President and CEO of First Madison Bank, FSB (1993 to 1994) and First Gibraltar Bank, FSB (1988 to 1993), as well as President and Director of First National Bank at Lubbock (1983 to 1988). Currently, Mr. Webb sits on the Board of Directors of Plum Creek Timber Company, Inc. Mr. Webb received a Bachelor of Business Administration Degree from West Texas A&M University and a Graduate Banking Degree from Southwestern Graduate School of Banking at Southwestern Methodist University.

BOARD MEETINGS

During 2005, the board of directors met on 12 occasions. For the period during which each such director served, incumbent directors attended at least 75% of (i) the total number of our board of directors meetings and (ii) the total number of meetings held by any committee of the board of directors upon which each such director served.

CORPORATE GOVERNANCE PROFILE

We are committed to good corporate governance practices and as such we have adopted formal corporate governance guidelines to enhance our effectiveness. The guidelines govern, among other things, board member qualifications, responsibilities, education, management succession, and executive sessions. The board’s current practice is to hold an executive session of its independent directors at least once per quarter. The individual who serves as the chair at these executive sessions shall rotate each year among the chairs (if such chair is not a member of management) of the committees of the board of directors. A copy of the corporate governance guidelines may be found at our corporate website at www.aboutarc.com under the heading “Investor Relations—Governance.” A copy also may be obtained upon request from the Company’s Corporate Secretary at the address provided above.

We have adopted a senior officer code of ethics applicable to our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. We also have adopted a code of business conduct and ethics applicable to all officers, directors and employees. Both codes are available on our website at www.aboutarc.com under the heading “Investor Relations—Governance.” Copies also may be obtained upon request from the Company’s Corporate Secretary at the address provided above. Amendments to, and waivers from, the senior officer code of ethics will be disclosed at the same website address provided above and in such filings as may be required pursuant to applicable law or listing standards.

The audit committee of the board of directors has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by our employees of concerns regarding accounting or auditing matters. We have established a confidential website address and hotline for employees to report violations of the Company’s employee code of conduct or other company policy and to report any ethical concerns.

Of our nine directors, seven have been determined by our board of directors to be independent for purposes of the New York Stock Exchange’s (“NYSE’s”) listing standards. In determining director/nominee independence, we reviewed whether any transactions or relationships currently exist, or during the past three years existed, between each director and nominee and the Company and its subsidiaries, affiliates and equity investors or independent auditors. The board also examined whether there were any transactions or relationships between each director and nominee and members of the senior management of the Company or their affiliates. As a result of this review, the board affirmatively determined at a meeting held April 26, 2006, that all of our directors and nominees, except for Messrs. Willard and Kimsey, were independent under the standards set forth in the Company’s Director Independence Criteria and by the NYSE. The full text of the Director Independence Criteria is attached as Appendix A to this proxy statement and also can be found in the “Investor Relations—Governance” section of the Company’s website at www.aboutarc.com. A copy also may be obtained upon request from the Company’s Corporate Secretary at the address provided above.

DIRECTOR COMPENSATION

Members of our board of directors who are employees of our company will not receive any compensation for their service on the board. Currently, all non-employees serving on our board of directors receive compensation of $30,000 annually, plus $2,000 for each board meeting attended in person and $1,000 for each telephonic board meeting. Additionally, the Chairman of the audit committee receives $65,000 annually and the Chairman of each of the nominating and corporate governance and compensation committees each receive $10,000 annually. Of the foregoing compensation, half is paid in cash and half is paid in shares of our common stock, which shares will be issued under our 2003 equity incentive plan. Other than as set forth above, the directors currently do not receive any additional fees for board or committee meetings. Each member of our board is reimbursed for out-of-pocket expenses associated with service on our behalf and associated with attendance at or participation in board meetings or committee meetings.

Former directors Clayton and Mercy and director Green each received 257 shares, 299 shares and 284 shares under the 2003 equity incentive plan on January 7, 2005, April 8, 2005 and July 8, 2005, respectively and former director Mercy and directors Kimsev and Willard also received 356 shares, 317 shares and 1,004 shares, respectively, under said plan on November 8, 2005. Also, on each of November 8, 2005, January 13, 2006, and April 11, 2006, respectively, shares were granted under said plan to the following directors: Mr. Brinkerhoff (356 shares, 389 shares, and 363 shares); Mr. Ford (474 shares, 518 shares, and 484 shares); Mr. Green (397 shares, 645 shares, and 363 shares); Mr. Staff (356 shares, 389 shares, and 363 shares); and Mr. Webb (474 shares, 518 shares, and 484 shares). Further, on January 13, 2006, former director Mercy received 173 shares and on each of January 13 and April 11, 2006, director Bobbitt was granted 135 shares and 363 shares, respectively and director Cummings was granted 857 shares and 1,150 shares, respectively under said plan.

BOARD COMMITTEES

Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee. Each of the directors appointed to serve on these committees meets the independence standards applicable to NYSE listed companies. The information below is current as of the date of this proxy statement. Following the annual meeting, and depending on the results of the director elections, the board will review committee memberships and appoint directors to each of the committees.

Audit Committee.

ARC has a standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). The audit committee helps the board of directors ensure the integrity of our financial statements, the qualifications and independence of our independent auditor, and the performance of our internal audit function and independent auditor. In furtherance thereof, the audit committee assists in the establishment and maintenance of our internal audit controls, selects, meets with and assists the independent auditor, oversees each annual audit and quarterly review, and prepares the report that federal securities laws require be included in our annual proxy statement, which appears below. Mr. Cummings has been designated as Chairman and  Mr. Green and  Mr. Bobbitt have been appointed as members of the audit committee. Mr. Staff is an ex officio member of the audit committee. The board has determined that Mr. Cummings qualifies as an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission (“SEC”). Michael Greene served as a member of the audit committee prior to his resignation from the board in August 2005 and Randall A. Hack served as a member of the audit committee prior to his departure from the board at last year’s annual meeting.

The board adopted a formal charter to govern the audit committee on December 23, 2003, a copy of which is available on our website, www.aboutarc.com, under the heading “Investor Relations—Governance.” A copy also may be obtained upon request from the Company’s Corporate Secretary at the address provided above. Pursuant to the audit committee charter, the committee will meet once every fiscal quarter or more frequently as it determines is necessary to carry out its duties and responsibilities. The formal report of the audit committee can be found beginning on page 12 of this proxy statement. During 2005, the audit committee met on 10 occasions.

Compensation Committee.

The compensation committee reviews and approves the compensation and benefits of our executive officers, administers our previously approved management incentive and 2003 equity incentive plans and produces the annual report on executive compensation for inclusion in our proxy statement. The current members of the compensation committee are  Carl B. Webb (Chairman), W. Joris Brinkerhoff and Gerald J. Ford. Eugene Mercy, Jr. served on the committee prior to his resignation on November 10, 2005. Charles Santos-Busch served as a member of the committee until his departure at last year’s annual meeting  in June 2005 and Thomas Haggerty and Todd Abbrecht served as members of the committee prior to their resignations from the board on January 11, 2005. The board adopted a formal charter to govern the compensation committee on December 23, 2003, a copy of which is available on our website, www.aboutarc.com, under the heading “Investor Relations—Governance.” A copy also may be obtained upon request from the Company’s Corporate Secretary at the address provided above. Pursuant to the compensation committee charter, the committee will meet at least four times annually or more frequently as circumstances require. During 2005, the compensation committee met on 4 occasions.

Nominating and Corporate Governance Committee.

The nominating and corporate governance committee’s purpose is to (i) identify, screen and recommend to the board of directors individuals qualified to serve as directors of ARC and on committees of the board of directors, (ii) advise the board of directors with respect to the composition, procedures and committees of the board of directors, (iii) advise the board of directors with respect to the corporate governance principles applicable to ARC, and (iv) oversee the evaluation of the board of directors and ARC’s management. Mr. Ford has been designated as Chairman and Mr. Staff  has  been appointed as a member of the nominating and corporate governance committee. Former director Eugene Mercy, Jr. served on the committee  until  his resignation from the board on November 10, 2006, James L. Clayton served on the committee until his departure at last year’s annual meeting and Scott A. Schoen served on the committee until his resignation from the board on January 11, 2005. The charter of the nominating and corporate governance committee is available on our website, www.aboutarc.com, under the heading “Investor Relations—Governance.” A copy also may be obtained upon request from the Company’s Corporate Secretary at the address provided above. The nominating and corporate governance committee was formed on December 23, 2003, and held 4 meetings in 2005.

Our board of directors may from time to time establish certain other committees to facilitate the management of our company.

STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

The board of directors has established a process to receive communications from stockholders. Stockholders may contact any member (or all members) of the board by mail. To communicate with the board of directors, any individual director or any group or committee of directors, correspondence should be addressed to the board of directors or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at Affordable Residential Communities Inc., 7887 E. Belleview Ave., Suite 200, Englewood, CO 80111.

All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee(s). In the case of communications to the board or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

DIRECTOR NOMINATION PROCEDURES

The nominating and corporate governance committee believes that, at a minimum, candidates for membership on the board of directors should have demonstrated an ability to make a meaningful contribution to the board of directors’ oversight of our business and affairs and have a record and reputation for honest and ethical conduct. The nominating and corporate governance committee recommends director nominees to the board of directors based on, among other things, its evaluation of a candidate’s experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding of our business environment and a willingness to devote adequate time and effort to board responsibilities. In making its recommendations to the board of directors, the nominating and corporate governance committee also seeks to have the board nominate candidates who have diverse backgrounds and areas of expertise so that each member can offer a unique and valuable perspective.

The nominating and corporate governance committee expects, in the future, to identify potential nominees by asking current directors and executive officers to notify the committee if they become aware of persons who meet the criteria described above. The nominating and corporate governance committee also, from time to time, may engage firms, at our expense, that specialize in identifying director candidates. As described below, the nominating and corporate governance committee also will consider candidates recommended by stockholders.

Once a person has been identified by the nominating and corporate governance committee as a potential candidate, the committee expects to collect and review publicly available information regarding the person to assess whether the person should be considered further. If the nominating and corporate governance committee determines that the candidate warrants further consideration, and if the person expresses a willingness to be considered and to serve on the board of directors, the nominating and corporate governance committee expects to request information from the candidate, review the person’s accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and conduct one or more interviews with the candidate. In certain instances, members of the nominating and corporate governance committee may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments.

In addition to stockholder proposals of director nominees submitted in accordance with our Amended and Restated Bylaws, as summarized below under “Stockholder Proposals for 2007,” the nominating and corporate governance committee will consider written recommendations from stockholders of potential director candidates. Such recommendations should be submitted to the nominating and corporate governance committee “c/o Corporate Secretary” at Affordable Residential Communities Inc., 7887 E. Belleview Ave., Suite 200, Englewood, CO 80111. Director recommendations submitted by stockholders should include the following regarding the individual(s) recommended for nomination:

•       name, age, business address and residence address;

•       the class, series and number of any shares of stock of ARC beneficially owned;

•       the date(s) that shares of stock of ARC were acquired and the investment intent of such acquisition; and

•       all other information that would be required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and the rules thereunder (including each individual’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

The stockholder recommendation and information described above must be delivered to the Corporate Secretary not earlier than the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting of stockholders; provided, however, that if the date of mailing of the notice for the annual meeting is advanced more than thirty days prior to or delayed by more than thirty days after the anniversary of the mailing of the notice for the preceding year’s annual meeting, notice by the stockholder must be delivered not earlier than the 120th day prior to the mailing of the notice for the upcoming annual meeting and not later than the close of business on the later of (i) the 90th day prior to the mailing of the notice for the upcoming annual meeting of stockholders and (ii) the 10th day following the date on which public announcement of the mailing of the notice for the upcoming annual meeting is first made.

The nominating and corporate governance committee expects to use a similar process to evaluate candidates to the board of directors recommended by stockholders as the one it uses to evaluate candidates otherwise identified by the committee.

Messrs. Bobbitt and Cummings have not previously stood for election on our board of directors. They were appointed to our board of directors in 2005 after being identified by our nominating and corporate governance committee.

No fee is paid to any third party or parties to identify or evaluate or assist in identifying or evaluating potential nominees.

The nominating and corporate governance committee did not receive within the time period specified by SEC regulations, the name of any recommended director nominee from a stockholder who beneficially owned more than 5% of ARC’s common voting stock for at least one year as of the date of the recommendation.

DIRECTOR ATTENDANCE AT ANNUAL MEETING

We do not have a policy requiring our directors to attend our annual meeting; however, attendance by our directors is encouraged. Two former directors, Messrs. Scott D. Jackson and John G. Sprengle, as well as director W. Joris Brinkerhoff, attended our 2005 annual meeting.

AUDIT COMMITTEE REPORT AND DISCLOSURES

The audit committee oversees the Company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The committee reviews and oversees these processes, including oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s independent registered public accounting firm’s qualifications and independence, (iii) the performance of the Company’s independent registered public accounting firm and the Company’s internal audit function and (iv) the Company’s compliance with legal and regulatory requirements.

In this context, the committee met and held discussions with management and the independent registered public accounting firm. Management represented to the committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380), as amended.

In addition, the committee discussed with the independent registered public accounting firm its independence from the Company and its management, and the independent registered public accounting firm provided to the committee the written disclosures and letter required from the independent registered public accounting firm by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

The committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The committee met with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the committee recommended to the board of directors, and the board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC. The committee and the board also have recommended the selection of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

Audit Committee:
Charles R. Cummings (Chairman)
J. Markham Green
Rhodes Bobbitt

EXECUTIVE OFFICERS

Our executive officers are appointed annually by our board and serve at the discretion of our board. Set forth below is information, as of the date of this proxy statement, regarding our current executive officers:

Name	Position	Age
Larry D. Willard(1)	Chairman of the Board and Chief Executive Officer	63
James F. Kimsey(1)	President and Chief Operating Officer	57
Lawrence E. Kreider	Executive Vice President, Chief Financial Officer and Chief Information Officer	58
Scott L. Gesell	Executive Vice President and General Counsel	47

(1)          Biographical information is provided above under “BOARD OF DIRECTORS.”

Lawrence E. Kreider, Executive Vice President, Chief Financial Officer and Chief Information Officer.

Mr. Kreider joined our company in 2001 as an Executive Vice President, also serving as Chief Financial Officer from 2001 to 2003 and from November 1, 2004 to present, as well as Chief Information Officer since 2002 and Chief Accounting Officer since 2004. During this time he has also served as Executive Vice President-Finance. Mr. Kreider has direct responsibility for all financial and information technology activities of the Company and also participates in strategic planning activities. Prior to joining us in 2001, Mr. Kreider was Senior Vice President of Finance for Warnaco Group Inc. and President of Warnaco Europe. Prior thereto, Mr. Kreider served in several senior finance positions, including Senior Vice President, Controller and Chief Accounting Officer, with Revlon, Inc. and MacAndrews & Forbes Holdings from 1986 to 1999. Prior thereto, he served in senior finance positions with Zale Corporation,

Johnson Matthew Jewelry Corporation and Refinement International Company. Mr. Kreider began his career with Coopers & Lybrand. Mr. Kreider holds an M.B.A. from Stanford Graduate School of Business and a B.A. from Yale University.

Scott L. Gesell, Executive Vice President and General Counsel.

Mr. Gesell has served as a Vice President and as the General Counsel and Secretary for each of the ARC entities since he joined our company in 1996. Mr. Gesell directs all legal matters for us, including overseeing outside counsel, acquisition activities, legal matters related to our operating businesses and other corporate related activities. Prior to joining us in 1996, Mr. Gesell served as General Counsel, and in his final position as a Senior Vice President/Director of Legal Operations, overseeing all of the day-to-day legal operations for First Gibraltar Bank, FSB/First Madison Bank, FSB/First Nationwide Bank. While with the First Gibraltar, First Madison and First Nationwide Banks, he was significantly involved in mergers, acquisitions and divestitures, as well as corporate and regulatory matters. Prior thereto, he served in various legal capacities with the Federal Home Loan Bank of Dallas and was in private practice with the law firm of Andrews, Davis, Legg, Bixler, Milsten & Price in Oklahoma City. Mr. Gesell holds a B.A. and J.D. from the University of Nebraska at Lincoln. He is a member of the Colorado, Oklahoma and Texas bars.

EXECUTIVE OFFICER COMPENSATION

The following table sets forth the compensation received during 2005, 2004 and 2003 by our Chief Executive Officer and our other executive officers who were either serving in such capacities on December 31, 2005 or during 2005 or are reportable pursuant to applicable SEC regulations. Such executive officers are referred to herein collectively as the “named executive officers.”

SUMMARY COMPENSATION TABLE

				Long-Term
		Annual Compensation		Compensation—	All Other
Name and Principal Position	Year	Salary	Bonus	Stock Awards*	Compensation**
Larry D. Willard	2005	$117,398	$—	$10,575	$24,255
Chairman of the Board and
Chief Executive Officer
James F. Kimsey	2005	$93,846	$—	$3,338	$5,707
President and Chief Operating Officer
Scott D. Jackson+	2005	$538,462	$—	$257,600	$2,003,539
Former Chairman of the Board	2004	$500,000	$215,000	$6,127,500	$3,784
and Chief Executive Officer	2003	$500,000	$—	$—	$2,514
John G. Sprengle+	2005	$385,096	$—	$—	$758,213
Former Vice Chairman	2004	$375,000	$146,000	$1,567,500	$3,784
	2003	$375,000	$—	$—	$1,889
Lawrence E. Kreider	2005	$330,000	$—	$19,000	$8,959
Executive Vice President,	2004	$306,923	$120,000	$95,000	$3,784
Chief Financial Officer and	2003	$375,000	$—	$—	$1,889
Chief Information Officer
Scott L. Gesell	2005	$250,000	$50,000	$38,000	$8,959
Executive Vice President and	2004	$250,000	$100,000	$190,000	$3,784
General Counsel	2003	$250,000	$—	$—	$1,264

*                    Denotes the fair market value of vested shares of common stock awards determined pursuant to applicable SEC proxy rules, issued under the Company’s 2003 equity incentive plan. Grants awarded in 2005 were valued at the fair market value of ARC common stock at the date of grant. During 2005 Messrs. Willard and Kimsey received 1,004 shares and 317 shares, respectively, as independent director compensation while serving in that capacity on behalf of ARC. During 2005, 80,000 shares of restricted common stock were awarded to Scott D. Jackson, of which 20,000 shares vested immediately and 60,000 shares were forfeited. Grants awarded in 2004 were issued in conjunction with ARC’s initial public offering (“IPO”) in February 2004 and were valued at $19 per share.The number of unrestricted common shares issued to named executive officers during 2004 is as follows: Scott D. Jackson-322,500 shares; John G. Sprengle-82,500 shares; Lawrence E. Kreider-5,000 shares; and Scott L. Gesell-10,000 shares. In February 2004, Messrs. Kreider and Gesell also were awarded 5,000 shares and 10,000 shares, respectively, of restricted common stock with a 5-year vesting period, of which 1,000 shares and 2,000 shares, respectively, vested in February 2005.

**               Includes costs for company-paid medical, life insurance and long-term disability coverage, as well as independent director compensation for Messrs. Willard and Kimsey during 2005, and housing, travel and living expenses for Mr. Willard during that period. Other compensation paid to Mr. Jackson in 2006 and Mr. Sprengle in 2005 includes severance benefits of $2,000,000 and $750,000, respectively.

+                Mr. Jackson left ARC on December 13, 2005. His salary for 2005 includes $46,154 of accrued vacation paid on his termination date and other compensation includes $2,000,000 in severance benefits paid to him in 2006. Mr. Sprengle left ARC on November 4, 2005. His salary for 2005 includes $27,404 of accrued vacation and other compensation includes $750,000 in severance benefits, both paid on his termination date.

OPTIONS AND RESTRICTED STOCK GRANTS IN LAST FISCAL YEAR

In connection with our IPO, we granted a total of 95,000 shares of restricted common stock that vest over five years to Messrs. Kreider, Gesell and 3 of our former officers, 80,000 shares of which were subsequently forfeited pursuant to the terms of their issuance and returned to the plan. Three thousand (3,000) of such shares vested during 2005. In addition, on April 29, 2005, we granted 80,000 shares of restricted stock to Mr. Jackson, the Company’s former Chief Executive Officer, 20,000 of which vested immediately. On December 13, 2005, in conjunction with his resignation from the Company, Mr. Jackson forfeited 60,000 of those shares pursuant to the terms of their issuance and they were returned to the plan and are eligible for reissuance. As of April 15, 2006, 6,000 shares of restricted common stock have vested and 9,000 shares remain unvested. Other than as specified above, there have been no further grants of options or shares of restricted common stock.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND
CHANGE IN CONTROL ARRANGEMENTS

Employment Agreements.

The Company had entered into employment agreements with Messrs. Jackson, Sprengle and McGeeney. George W. McGeeney left ARC in November 2004 and his employment agreement was terminated pursuant to the terms of his separation and release agreement with the Company. On November 4, 2005, John G. Sprengle, a former Vice Chairman of the board of directors, entered into a separation and release agreement with the Company and resigned from the board of directors effective as of that date. Under this agreement, Mr. Sprengle resigned his employment with the Company and its affiliates as of November 30, 2005, at which time his employment agreement terminated. Pursuant to his separation and release agreement, Mr. Sprengle received a lump sum payment of $750,000, subject to standard withholding, on the separation date and is covered under our health benefit plan in accordance with COBRA for period of eighteen months following his separation date. He is also bound by certain non-competition and non-solicitation provisions for a two-year period. On December 13, 2005, Scott D.

Jackson, the Company’s former Chief Executive Officer, entered into a separation and release agreement and resigned from the board of directors and as an employee of the Company and its affiliates as of that date, at which time his employment agreement terminated. Pursuant to his separation and release agreement, Mr. Jackson received a lump sum payment of $2,000,000, subject to standard withholding, in January 2006 and is covered under our health benefits plan in accordance with COBRA for a period of eighteen months following his separation date. He is also bound by certain non-competition and non-solicitation provisions for a two-year period.

Severance Agreements.

We have entered into severance agreements, which became effective on February 18, 2004, with each of Messrs. Kreider and Gesell. Both of the severance agreements have a term of three years, with automatic one-year renewals commencing on the first anniversary of the severance agreements, unless either party to the respective agreement provides at least 60 days notice of non-renewal. The severance agreements provide that if, prior to a change in control, the executive’s employment is terminated by us other than for “cause” (as defined in the severance agreements) or by the executive for any reason, the executive will be entitled to receive continued payment of his then-current base salary, paid in accordance with our ordinary payroll schedule, for the one-year period immediately following termination of employment.

The severance agreements also provide that if, following a change in control, the executive’s employment is terminated by us without cause or by the executive for “good reason” (which is defined as a substantial reduction in the executive’s salary, incentive compensation plans and other benefits, in the aggregate), the executive will be entitled to the following severance payments and benefits:

•       payment equal to the sum of the executive’s then-current annual base salary plus average cash bonus over the last three years following our initial public offering in February 2004, with the amount paid out over one year;

•       the executive’s prorated target annual bonus for the year in which the termination occurs; and

•       the opportunity to elect continued coverage under the Company’s group health plans in accordance with Section 4980B of the Code for the two-year period immediately following termination of employment, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer.

If at any time during the term of the severance agreement, the executive’s employment is terminated because of his death or “disability” (as defined in the severance agreements), the executive will be entitled to receive continued payment of his then-current base salary, paid in accordance with our ordinary payroll schedule, for the one-year period immediately following termination of employment. In addition, all equity awards previously granted to the executive will become immediately vested and/or exercisable.

The severance agreements also contain confidentiality provisions which apply indefinitely, and non-competition and non-solicitation provisions which apply during the employment period and for a one-year period thereafter. Each of the severance agreements requires us to make an additional tax gross-up payment to the executive if any amounts paid or payable to the executive pursuant to his severance agreement or otherwise in connection with a change in control would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Code.

Management Incentive Plan.

We have adopted the management incentive plan, which provides for cash bonus awards to those key employees of our company and its subsidiaries selected by our compensation committee for participation in the plan. A participant may receive a cash bonus under the management incentive plan based upon the attainment, during each performance period, of performance objectives which are established by our compensation committee. These performance objectives may be based on one or more of the following criteria, determined in accordance with generally accepted accounting principles, where applicable:

•       total stockholder return;

•       earnings per share (which may include the manner in which such earnings goals were met);

•       net income (before or after taxes);

•       earnings before interest, taxes, depreciation and amortization;

•       revenues;

•       return on assets;

•       market share;

•       cost reduction goals;

•       funds from operations; or

•       any combination of, or a specified increase in, any of the foregoing.

Performance objectives may be applied to one or more of our company, any of our subsidiaries or affiliates, or any of our divisions or strategic business units, and may be applied to performance relative to a market index or a group of other companies. The compensation committee will have the authority to make adjustments to the performance objectives in recognition of unusual or non-recurring events. The performance goals may include a threshold level of performance below which no compensation will be earned, levels of performance at which specified compensation will be earned, and a maximum level of performance beyond which no additional compensation will be earned.

The amount of each participant’s bonus will be based upon a bonus formula determined by our compensation committee, in its sole discretion, that ties such bonus to the attainment of the applicable performance goals, and will, unless otherwise determined by our compensation committee, range from 75% to 125% of certain specified target amounts. Under the management incentive plan, none of our executive officers may receive a bonus payment for any performance period that exceeds 125% of his base salary. Except as otherwise provided in a participant’s employment or other individual agreement, the payment of a cash bonus to a participant for a performance period will be conditioned upon the participant’s continued employment on the last day of the performance period. However, in the event of a change in control (as defined in the management incentive plan) the performance period then in effect will be deemed to have been completed, the maximum level of performance will be deemed to have been achieved, and all participants will receive payment within ten business days after the change in control, regardless of whether the individual is then employed by us or any of our affiliates. We may amend, suspend or terminate the management incentive plan at any time, provided that no amendment of the plan may adversely affect an award granted prior to the amendment without the participant’s consent.

2003 Equity Incentive Plan.

On December 23, 2003, we adopted the 2003 equity incentive plan, which provides for the grant of equity-based incentives, including restricted shares of our common stock, stock options, grants of shares and other equity-based awards, to our directors, officers and other employees and those of our subsidiaries selected by our compensation committee for participation in the plan. At inception 1,992,387 shares were authorized for grant pursuant to this plan. On February 18, 2004, a total of 625,000 shares were granted to employees, 80,000 of which were forfeited during 2004 pursuant to the terms of their issuance and returned to the plan. On April 29, 2005, an aggregate of 80,000 shares were granted to Scott D. Jackson,

20,000 shares of which vested upon issuance and 20,000 shares of which were to vest on each of the anniversary dates until April 29, 2008. On December 13, 2005, Mr. Jackson forfeited his rights to 60,000 of those shares and they were returned to the plan. Vested shares under this award cannot be sold within one year from date of vesting without the consent of the compensation committee. All shares, vested and unvested, are entitled to receive dividends and to vote unless forfeited. No participant in our 2003 equity incentive plan may be granted awards in any fiscal year covering more than 500,000 shares of our common stock.

The 2003 equity incentive plan is administered by our compensation committee, which has the discretion, among other things, to determine the persons to whom awards will be granted, the number of shares of our common stock to be subject to awards and the other terms and conditions of the awards, including whether the vesting and/or exercisability of the award will be subject to the attainment of one or more performance goals. These performance goals may be based on one or more of the following criteria, determined in accordance with generally accepted accounting principles, where applicable:

•       total stockholder return;

•       earnings per share (which may include the manner in which such earnings goals were met);

•       net income (before or after taxes);

•       earnings before interest, taxes, depreciation and amortization;

•       revenues;

•       return on assets;

•       market share;

•       cost reduction goals;

•       funds from operations; or

•       any combination of, or a specified increase in, any of the foregoing.

Performance objectives may be applied to one or more of our company, any of our subsidiaries or affiliates, or any of our divisions or strategic business units, or may be applied to performance relative to a market index or a group of other companies. The compensation committee will have the authority to make adjustments to the performance objectives in recognition of unusual or non-recurring events. The 2003 equity incentive plan provides that in no event will the compensation committee be authorized to reprice stock options, or to lower the base or exercise price of any other award granted under the plan, without obtaining the approval of our stockholders.

Stock options granted under the 2003 equity incentive plan may be either “incentive stock options” within the meanings of Section 422 of the Code, or nonqualified stock options. Holders of restricted stock generally will be entitled to vote and receive dividends on their restricted shares, but our compensation committee may determine in its discretion that dividends paid while the shares are subject to restrictions may be reinvested in additional shares of restricted stock. Except as otherwise permitted by our compensation committee, awards granted under the 2003 equity incentive plan will be transferable only by will or through the laws of descent and distribution, and each stock option will be exercisable during the participant’s lifetime only by the participant. We intend that the portion of director fees to be paid to our outside directors that is to be paid in shares of stock will be paid through this plan.

In the event of a change in control of our company (as defined in the 2003 equity incentive plan), all awards then outstanding under the 2003 equity incentive plan will become vested and/or exercisable, and any performance goals imposed with respect to then-outstanding awards will be deemed to be fully achieved.

As part of their compensation for service, independent directors receive quarterly grants of shares of ARC common stock from the 2003 equity incentive plan shares held for issuance. Former directors Clayton and Mercy and director Green each received 257 shares, 299 shares and 284 shares under the 2003 equity incentive plan on January 7, 2005, April 8, 2005 and July 8, 2005, respectively, and former director Mercy and directors Kimsey and Willard also received 356 shares, 317 shares and 1,004 shares, respectively, under said plan on November 8, 2005. Also, on each of November 8, 2005, January 13, 2006, and April 11, 2006, respectively, shares were granted under said plan to the following directors: Mr. Brinkerhoff (356 shares, 389 shares, and 363 shares); Mr. Ford (474 shares, 518 shares, and 484 shares); Mr. Green (397 shares, 645 shares, and 363 shares); Mr. Staff (356 shares, 389 shares, and 363 shares); and Mr. Webb (474 shares, 518 shares, and 484 shares). Further, on January 13, 2006, former director Mercy received 173 shares and on each of January 13 and April 11, 2006, director Bobbitt was granted 135 shares and 363 shares, respectively, and director Cummings was granted 857 shares and 1,150 shares, respectively, under said plan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following is the report of the compensation committee of the board of directors, describing compensation policy, practice and philosophy, specifically regarding ARC’s executive officers. We, the members of the compensation committee of the board of directors, are presenting this report which provides an overview of compensation paid to executive officers for the fiscal year ended December 31, 2005, and a general description of the manner in which compensation for our executive officers will be determined for the 2006 fiscal year.

Committee Membership and Organization.

The compensation committee currently consists of Carl B. Webb (Chairman), W. Joris Brinkerhoff and Gerald J. Ford. ARC’s board has determined that the members of the compensation committee meet (i) the independence requirements of the NYSE, (ii) the non-employee director definition of Rule 16b-3 promulgated under the Exchange Act, and (iii) the outside director definition in Section 162(m) of the Code.

Purpose.

Acting on the behalf of the board of directors, the compensation committee’s responsibilities include the following:

•       approving the salaries and other compensation of executive officers and other key employees;

•       approving change in control agreements and accelerated vesting of stock;

•       administering our management incentive plans, including both cash and equity plans;

•       overseeing guidelines regarding grants of stock options and other awards, and approving grants to all executive officers, other key employees, and grants outside of the guidelines; and

•       advising the board on ARC’s compensation, incentive compensation and employee benefit plans, including adoption or amendment of all stock plans and adoption of company-wide bonus plans, merit and promotional increase programs, profit sharing plans, incentive compensation plans and retirement plans.

Compensation Philosophy.

The compensation committee believes that the compensation of the executive officers and key management should be linked to performance and the creation of long-term stockholder value. In line with the philosophy of creating stockholder value, a significant portion of executive pay is tied to success in meeting performance goals and appreciation in the market price of ARC’s common stock. Consistent with this philosophy, our compensation programs include a combination of salary, at-risk incentives and equity designed to retain, reward and motivate talent within ARC.

The goal of the compensation committee is to align compensation packages with the long-term interests of ARC’s stockholders. In structuring compensation, the compensation committee has been particularly mindful of several key issues. The compensation committee has had to address the difficulty of attracting exceptional talent and retaining existing talent. The compensation committee believes it is critical to ARC’s long-term prospects to establish compensation programs that attract and retain those with the talent, skill and experience necessary for ARC to realize its strategic objectives.

Base Salary.

The base salary of our executive officers is individually negotiated at the time each officer joins us or assumes his/her position. The compensation committee approves changes to each executive officer’s base salary. The compensation committee considers individual performance, scope of responsibility, prior experience, breadth of knowledge and competitive pay practices. The weight given to each of these factors differs from individual to individual, as the compensation committee deems appropriate.

Management Incentive Plan.

The compensation committee selects the key executives eligible to participate in and administers the management incentive plan. The compensation committee has the authority to make adjustments to the performance objectives in recognition of unusual or non-recurring events under the plan, which may include a threshold level of performance below which no compensation will be earned, levels of performance at which specified compensation will be earned, and a maximum level of performance beyond which no additional compensation will be earned.

The amount of each participant’s bonus is determined by our compensation committee, in its sole discretion, and ties such bonus to the attainment of the applicable performance goals. Bonuses paid pursuant to the management incentive plan will, unless otherwise determined by the committee, range from 75% to 125% of certain specified target amounts.

2003 Equity Incentive Plan.

The compensation committee administers the 2003 equity incentive plan and has discretion, among other things, to determine the persons to whom awards will be granted, the number of shares of our common stock to be subject to awards and the other terms and conditions of the awards, including whether the vesting and/or exercisability of the award will be subject to the attainment of one or more performance goals. In setting performance goals, the compensation committee intends to look to some or all of the following criteria, determined in accordance with generally accepted accounting principles, where applicable:

•       total stockholder return;

•       earnings per share (which may include the manner in which such earnings goals were met);

•       net income (before or after taxes);

•       earnings before interest, taxes, depreciation and amortization;

•       revenues;

•       return on assets;

•       market share;

•       cost reduction goals;

•       funds from operations; or

•       any combination of, or a specified increase in, any of the foregoing.

The compensation committee has the authority and intends to make necessary adjustments to the performance objectives in recognition of unusual or non-recurring events.

Share Grants and Restricted Share Grants to Named Executive Officers.

Other than the initial grants totaling 95,000 shares issued in conjunction with our IPO and the 80,000 share grant made to Mr. Jackson on April 29, 2005, 60,000 of which were forfeited back to the plan on December 13, 2005, and shares granted to our directors as part of their director compensation totaling 9,878 shares for services rendered in 2005, and 3,570 shares in the first quarter of 2006, as discussed above, no additional share grants or restricted share grants have been made as of April 13, 2006, under this plan.

Chief Executive Officer Compensation.

The Chief Executive Officer’s compensation is based upon the same philosophy and guidelines outlined above. Mr. Willard’s base salary was established by the board of directors on October 28, 2005, after considering his responsibilities and objectives and analyzing the compensation paid to chief executive officers of companies the board considered to be peer companies at that time.

Compensation Committee:
Carl B. Webb (Chairman)
W. Joris Brinkerhoff Gerald J. Ford

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2005, former directors Messrs. Eugene Mercy, Jr., Charles Santos-Buch, Thomas M. Hagerty (Chairman) and Todd M. Abbrecht and current directors Gerald J. Ford and James R. “Randy” Staff served on the compensation committee. There are, and during fiscal year 2005 were, no compensation committee interlocks or participation on the compensation committee by any of our employees.

PERFORMANCE GRAPH

Our common stock began trading on the New York Stock Exchange on February 12, 2004, under the symbol “ARC.” The following graph assumes $100 invested on February 12, 2004, and compares (a) the quarterly percentage change in the cumulative total stockholder return on our common stock (as measured by dividing (i) the sum of (A) the cumulative amount of dividends, assuming dividend reinvestment, during the period commencing on the first day of trading, and ending on December 31, 2005, and (B) the difference between our share price at the end and the beginning of the periods presented by (ii) the share price at the beginning of the periods presented) with (b) the Standard & Poor’s 500 Index (“S&P”) and (c) the Morgan Stanley REIT Index (“RMS”).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than ten percent (10%) of our common stock to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC and the NYSE. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to us, we believe that during 2005 our officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of April 13, 2006, how many shares of our voting securities are owned by:

•       each person who, to our knowledge, is a beneficial owner of more than five percent (5%) of the outstanding shares of our voting securities;

•       each director and each nominee for director;

•       each of the named executive officers; and

•       all of our directors, nominees for director and executive officers as a group.

This table is based upon information supplied by named executive officers and directors and Schedules 13D and 13G and amendments thereto filed with the SEC. Except as otherwise indicated in the footnotes to this table, the stockholders and their percentage of ownership have been determined as of April 13, 2006 based upon the number of outstanding shares of our common stock on that date. Except as otherwise indicated in the footnotes to this table, the persons named in the table have specified that they have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

	Shares Beneficially Owned
Name and Address	Number(1)	Percentage(1)
5% Stockholders:
Atticus Management LLC(2)
152 West 57th Street, 45th Floor
New York, NY 10019	2,475,800	5.7%
Barclays Global Investors, N.A. and affiliated entities(3)
45 Fremont Street
San Francisco, CA 94105	2,454,865	5.6%
Farrallon Funds and affiliated entities(4)
C/O Farallon Capital Management, L.L.C.
One Maritime Plaza, Suite 1325
San Francisco, CA 94111	4,032,000	9.2%
Franklin Resources, Inc.(5)
One Franklin Parkway
San Mateo, CA 94403-1906	2,172,200	5.0%
Morgan Stanley and affiliated entities(6)
1585 Broadway
New York, NY 10036	2,092,472	4.8%
Perry Corp.(7)
767 Fifth Avenue
New York, NY 10152	3,961,500	9.1%

	Shares Beneficially Owned
Name and Address	Number(1)	Percentage(1)
Named Executive Officers and Directors:(8)
Rhodes R. Bobbitt	50,498	*
W. Joris Brinkerhoff	21,108	*
Charles R. Cummings	12,007	*
Gerald J. Ford(9)	6,248,376	14.3%
Scott L. Gesell(11)(14)	69,308	*
J. Markham Green(10)	129,808	*
Scott D. Jackson(11)(13)	862,212	2.0%
James F. Kimsey	30,257	*
Lawrence E. Kreider(15)	20,000	*
John G. Sprengle(11)(12)	67,489	*
James R. Staff	1,108	*
Carl B. Webb	1,476	*
Larry D. Willard	21,004	*
All officers and directors as a group (13 persons)	7,534,651	17.3%

*                    Less than one percent.

(1)          Calculations based on 41,297,855 shares of our common stock, 1,517,060 OP units and 806,096 warrants outstanding as of April 13, 2006. In addition, amounts for each stockholder assume the issuance of all shares attributable to outstanding warrants that may be exercised within 60 days of the record date and all shares issuable upon redemption of outstanding OP units, in each case, held by the stockholder, and amounts for all directors, and executive officers as a group assume the issuance of all shares attributable to outstanding warrants that may be exercised within 60 days of the record date and all shares issuable upon redemption of outstanding OP units held by such directors and executive officers.

(2)   Represents 2,475,800 shares of common stock beneficially owned by Atticus Management LLC, whose managing member is Timothy R. Barakett, as derived solely from information reported in a Schedule 13G under the Exchange Act filed by Atticus Management LLC on February 14, 2006. Such Schedule 13G indicates that Atticus Capital, L.L.C. has sole dispositive and voting power over the shares which it owns, and that Timothy R. Barakett has shared dispositive and voting power over such shares. Information is based on the assumption that the reporting persons continue to beneficially own these shares.

(3)   Represents 2,454,865 shares of common stock beneficially owned by Barclays Global Investors, N.A. and its affiliated entities (“Barclays”), as derived solely from information reported in Schedules 13G under the Exchange Act filed by Barclays with the SEC on February 14, 2005 and February 9, 2006. Such Schedules 13G indicates that Barclays has sole voting power over 2,313,228 of the shares and sole dispositive power over all of the shares which it owns. Information is based on the assumption that the reporting persons continue to beneficially own these shares.

(4)   Based solely on a Schedule 13G filed with the SEC on October 5, 2005, includes (i) 1,516,200 shares of common stock beneficially owned by Farallon Capital Partners, L.P., (ii) 1,931,200 shares of common stock beneficially owned by Farallon Capital Institutional Partners, L.P., (iii) 104,900 shares of common stock beneficially owned by Farallon Capital Institutional Partners, II L.P., (iv) 133,000 shares of common stock beneficially owned by Farallon Capital Institutional Partners III, L.P., (v) 47,700 shares of common stock beneficially owned by Tinicum Partners, L.P., (vi) 99,990 shares of common stock beneficially owned by Farallon Capital Offshore Investors II, L.P. (each of the preceding entities referred to collectively as the “Farallon Funds”), and (vii) 199,010 shares of common stock beneficially owned by Farallon Capital Management, L.L.C. (the “Management Company”) and, with respect to the shares held by a certain account managed by the Management Company, such account, identified herein as the “Managed Account”).

The common stock reported by the Farallon Funds are owned directly by the Farallon Funds and each of the funds has shared voting and dispositive power with respect to the shares owned by it. The shares of common stock reported by the Management Company on behalf of the Managed Account are owned directly by the Managed Account. Farallon Partners, L.L.C., the general partner of each of the Farallon Funds (the “Farallon General Partner”), in its capacity as general partner to the Farallon Funds, may be deemed to be the beneficial owner of all such shares owned by the Farallon Funds and has shared voting and dispositive power with respect to all such shares. The Management Company, in its capacity as investment adviser to the Managed Account may be deemed to be the beneficial owner of all such shares owned by the Managed Account and has shared voting and dispositive power with respect to all such shares. In addition, each of the following persons, who are managing members of both the Farallon General Partner and the Management Company, in such capacity, may each be deemed to be the beneficial owner of all such shares owned by the Farallon Funds and the Managed Account: (i) Chun R. Ding, (ii) William F. Duhamel, (iii) Charles E. Ellwein, (iv) Richard B. Fried, (v) Monica R. Landry, (vi) William F. Mellin, (vii) Stephen L. Millham, (viii) Rajiv A. Patel, (ix) Derek C. Schrier, (x) Thomas F. Steyer, (xi) Mark C. Wehrly and Jason E. Moment. Each of the Management Company, the Farallon General Partner and the foregoing managing members disclaims beneficial ownership of any of such shares. Information is based on the assumption that the reporting persons continue to beneficially own these shares.

(5)   Represents 2,172,200 shares of common stock beneficially owned by Franklin Resources, Inc. (“FRI”) and its affiliated entities (collectively, “Franklin Resources”). The shares of common stock reported by Franklin Resources are beneficially owned by one or more open or closed-end investment companies or other managed accounts that are investment advisory clients of investment advisers that are direct and indirect subsidiaries (the “Adviser Subsidiaries”) of FRI. Advisory contracts grant to the Adviser Subsidiaries all investment and/or voting power over the securities owned by such advisory, clients and may therefore be deemed to be the beneficial owners of the shares. Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI and may therefore be deemed to be the beneficial owners of the shares. Each of FRI, the Principal Shareholders and the Adviser Subsidiaries disclaim any pecuniary or beneficial ownership interest in any of the shares. The foregoing is derived solely from information reported in a Schedule 13G under the Exchange Act filed by Franklin Resources with the SEC on February 8, 2006. Information is based on the assumption that the reporting persons continue to beneficially owns these shares.

(6)   Represents 2,092,472 shares of common stock beneficially owned by Morgan Stanley and its affiliated entities (“Morgan Stanley”), as derived solely from information reported in a Schedule 13G under the Exchange Act filed by Morgan Stanley with the SEC on February 15, 2006. Such Schedule 13G indicates that Morgan Stanley has sole voting power and sole dispositive power over all of the shares which it owns. Information is based on the assumption that the reporting persons continue to beneficially owns these shares.

(7)   Represents 3,961,500 shares of common stock beneficially owned by Perry Corp., whose president and sole stockholder is Richard C. Perry, as derived solely from information reported in a Schedule 13G under the Exchange Act filed by Perry Corp. on February 13, 2006. Such schedule 13G indicates that both Perry Corp. and Richard C. Perry have sole dispositive and voting power over these shares. Information is based on the assumption that the reporting persons continue to beneficially owns these shares.

(8)          Except as otherwise indicated in the footnotes below, the address for each executive officer and director is 7887 E. Belleview Ave., Suite 200, Englewood, CO 80111.

(9)          Mr. Ford is also a 5% or more stockholder of ARC. Mr. Ford has sole voting and dispositive power with respect to these shares.

(10)   Shares beneficially owned consist of 34,871 paired equity units exchangeable for cash or, at our election, an aggregate of 34,871 shares of our common stock and 93,929 shares of our common stock.

(11)   Each of Messrs. Jackson, Sprengle and Gesell has warrants for the purchase of 7.89 shares of our common stock, at an exercise price of $18.143 per share, with an expiration date of July 23, 2010.

(12)   Includes 7.89 shares of common stock issuable upon exercise of warrants to purchase shares of our common stock, at an exercise price of $18.143 per share, with an expiration date of July 23, 2010, which are held by his wife, Karen Sprengle, and for which he disclaims any beneficial ownership. The number of shares disclosed in the above table is based on information provided by Mr. Sprengle as of April 5, 2006. Mr. Sprengle’s address is 1125 17th Street, Suite 2350, Denver, CO 80202.

(13)   Shares beneficially owned include 11,140 shares of our common stock owned by Mr. Jackson’s children, as well as 20,000 shares issued on April 29, 2005, that immediately vested pursuant to the terms of our 2003 equity incentive plan under which they were issued. The foregoing, as well as the number of shares disclosed in the above table, is based on information available as of the date of Mr. Jackson’s resignation from the Company. Mr. Jackson’s address is 1125 17th Street, Suite 2350, Denver, CO 80202.

(14)   Shares owned includes 69,243 shares of our common stock, 6,000 of which are subject to restrictions and vest ratably over 3 years and 7.89 shares of common stock issuable upon exercise of warrants to purchase shares of our common stock, at an exercise price of $18.143 per share, with an expiration date of July 23, 2010, which are held by his wife, Betty Gesell, and for which he disclaims any beneficial ownership. This number also includes 51 shares of our common stock owned by his wife, Betty Gesell, for which he disclaims any beneficial ownership.

(15)   Shares owned includes 10,000 shares of our common stock, 4,000 of which are subject to restrictions and vest ratably over 3 years.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Global E Portfolio.

Our former Chief Executive Officer, Scott D. Jackson, is the sole stockholder of JJ&T, and together with JJ&T is the 99% owner of Global Mobile. Global Mobile and JJ&T own 100% of the membership interests of Global E, which owns six manufactured home communities with 554 total homesites located in Wyoming. One of our subsidiaries is a party to a property management agreement with Global E pursuant to which the subsidiary manages all of the communities owned by Global E in consideration for a management fee equal to 3% of gross revenues. This subsidiary also is a party to an accounting services agreement with Global E whereby it provides accounting services for Global Mobile in exchange for a fee of $800 per month. For the years ended December 31, 2005, 2004 and 2003, our management services subsidiary received $266,000, $132,000 and $96,000, respectively, pursuant to these agreements. We terminated our ongoing obligations to Mr. Jackson with respect to these arrangements effective February 28, 2006.

One of our subsidiaries provides accounting services to six communities that are controlled by our former Chief Executive Officer under two separate year-to-year asset management agreements for which we received $28,000, $27,000 and $29,000 in compensation in 2005, 2004 and 2003, respectively. Also, during 2005, 2004 and 2003 we billed these same companies controlled by our former Chief Executive

Officer $238,000, $105,000 and $67,000 for property management expenses in accordance with those agreements. In addition, we lease an airplane hangar from a company controlled by our former Chief Executive Officer for which we paid $54,000, $53,000 and $53,000 in 2005, 2004 and 2003, respectively. At December 31, 2005 and 2004, companies owned by our former Chief Executive Officer had insignificant balances due to or from the Company.

In addition, beginning April 1, 2005, we entered into a written lease agreement with JJ&T for a homesite for our Cheyenne, Wyoming city manager’s office for a monthly rental fee of $230. We placed a manufactured home we owned on the homesite. In the event that the lease is terminated or the property management agreement discussed above is terminated, then JJ&T is obligated to buy the home from us at our cost for the purchase and set up of the home, which aggregates to approximately $75,000. We terminated this arrangement effective as of December 13, 2005 and Mr. Jackson purchased the home from ARC in accordance with the terms of the agreement.

Lease by Windstar Aviation Corp.

Global Mobile also has an airplane hangar located at Centennial Airport, Englewood, Colorado. Windstar Aviation Corp., a wholly owned subsidiary of our operating partnership, owns an airplane that we use in connection with our operations and leased office and airplane hangar space from Global Mobile at Centennial Airport. The leases were entered into in June 1999. Lease payments total $4,400 per month during the initial term, and an adjustment tied to the consumer price index is provided for the renewal term. We have terminated these arrangements effective as of March 31, 2006, and have no further obligations with respect to Mr. Jackson or his affiliates in this regard.

Directors Holding OP Units.

One of our directors, J. Markham Green, and one of our former directors, Eugene Mercy, Jr., hold OP units through which each of Messrs. Green and Mercy has deferred gains associated with certain properties we own. Any decision by our board of directors to dispose of one or more of these properties in which Mr. Green or Mr. Mercy has an interest could have tax consequences for Mr. Green or Mr. Mercy, as the case may be.

In connection with any such decision, our board of directors will determine whether Mr. Green has a material financial interest in the transaction that is different from the interests of stockholders generally, and if Mr. Green has such an interest, then he will abstain from the vote of our board with respect to such proposed transaction.

Clayton Homes and Vanderbilt Mortgage and Finance, Inc.

During 2005, we paid servicing fees to Vanderbilt Mortgage and Finance, Inc. (“VMF”), a wholly-owned subsidiary of Clayton Homes, in the aggregate amount of approximately $31,000, and purchased repossessed manufactured homes from VMF in an amount of approximately $ 2.3 million. We expect to continue to pay loan-servicing fees to and purchase repossessed manufactured homes from VMF. Prior to August 2003 and before joining our board, former director James L. Clayton and members of his immediate family held a greater than 10% equity interest in Clayton Homes and Mr. Clayton served as its Chairman. In August 2003, Berkshire Hathaway Inc. acquired all of the outstanding common stock of Clayton Homes. Immediately following that transaction, Mr. Clayton’s ownership interest in, and role as a director of, Clayton Homes terminated. Mr. Clayton joined our board of directors in February 2004 immediately following the completion of our initial public offering and did not seek re-election to the board in June 2005. Mr. Clayton’s son currently acts as the chief executive officer of Clayton Homes.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The board of directors, following the recommendation of the nominating and corporate governance committee, has recommended that Messrs. Bobbitt, Brinkerhoff, Cummings, Ford, Green,  Kimsey,  Staff, Webb and Willard be elected to serve until the annual meeting of stockholders for 2007 and until their successors are duly elected and qualified. For certain information regarding each nominee, see “BOARD OF DIRECTORS—GENERAL” above.

Each nominee has consented to being named in this proxy statement and to serve if elected. If, prior to the annual meeting, any director nominee should become unavailable to serve, the shares of voting securities represented by a properly executed and returned proxy through the return of the enclosed proxy card will be voted for such additional person as shall be designated by the board of directors, unless the board of directors determines to reduce the number of directors in accordance with the Company’s  charter and Amended and Restated Bylaws.

Election of the director nominees named in Proposal No. 1 requires the affirmative vote of a plurality of the votes cast on the matter at the annual meeting by the holders of our voting securities. The candidates receiving the highest number of affirmative votes of shares entitled to be voted will be elected directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld for one or more director nominees with respect to all of the director nominees named in Proposal No. 1. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them. Abstentions and broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of the vote on the election of directors. Stockholders may not cumulate votes in the election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES IDENTIFIED ABOVE.

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On March 2, 2006, our board, acting upon the recommendation of the audit committee, selected PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2006, and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the annual meeting. PricewaterhouseCoopers LLP, or a predecessor of that firm, has audited our consolidated financial statements since the fiscal year ended December 31, 1998. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting and will be available to respond to appropriate questions from our stockholders and will be given an opportunity to make a statement if he or she desires to do so.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the board is submitting the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate governance. Ratification of the selection of PricewaterhouseCoopers LLP as our independent  registered public accounting firm for fiscal year 2006 requires the affirmative vote of a majority of the votes cast on the matter at the annual meeting by holders of our voting securities.

If this selection is not ratified by our stockholders, the audit committee may reconsider its recommendation and appointment, respectively. Abstentions and broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of the vote for this proposal. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

Independent Auditor’s Fees.

Fiscal Years 2005 & 2004

For the fiscal years ended December 31, 2005 and 2004, the total fees paid to our  independent registered public accounting firm, PricewaterhouseCoopers LLP, were as follows:

	2005	2004
Audit Fees	$1,934, 500	$635,000
Audit-Related Fees	—	60,000
Tax Fees	14,500	—
All other Fees	2,400	2,400
Total	$1,951,400	$697,400

Audit Fees

The fees billed for the audit of the Company’s consolidated financial statements for the years ended December 31, 2005 and 2004, for the reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q and for other attest services primarily related to comfort letters and consents associated with SEC registration statements, aggregated $1,965,900 and $635,000, respectively. The increase in fees from 2004 to 2005 is primarily attributable to Sarbanes Oxley compliance and internal controls attestation relating thereto.

Audit-Related Fees

The aggregate fees billed for audit-related services for the year ended December 31, 2004 was $60,000. These fees primarily related to reviews associated with our IPO and Hometown acquisition for our first quarter Form 10-Q totaling $55,000, as well as agreed upon procedures of the Merrill Lynch receivables line of credit with associated fees of $5,000. No such fees were incurred during 2005.

All Other Fees

The aggregate fees for other services for each of the years ended December 31, 2005 and 2004 were $2,400. The fees related to subscriptions for accounting reference(s) and financial statement disclosure checklist tools.

Audit Committee Pre-Approval Policy.

In accordance with applicable laws and regulations, the audit committee reviews and pre-approves any non-audit services to be performed by PricewaterhouseCoopers LLP to ensure that the work does not compromise their independence in performing their audit services. The audit committee also reviews and pre-approves all audit services. In some cases, pre-approval is provided by the full committee for up to a year, and relates to a particular category or group of services and is subject to a specific budget. In other cases, the chairman of the audit committee has the delegated authority from the committee to pre-approve additional services, and such pre-approvals are then communicated to the full audit committee.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. No services were provided by PricewaterhouseCoopers LLP during either 2004 or 2005 under such provision.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

STOCKHOLDER PROPOSALS FOR 2007

Stockholder proposals intended to be presented at our 2007 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by us at our principal executive offices no later than 5:00 p.m., local time, on January 1, 2007 and must otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2007 proxy statement and proxy.

In order for director nominations and proposals of stockholders made outside the processes of Rule 14a-8 under the Exchange Act to be considered “timely” for purposes of Rule 14a-4(c) under the Exchange Act, the nomination or proposal must be received by us at our principal executive offices not before January 1, 2007 and not later than January 31, 2007; provided, however, that in the event that the date of mailing of the notice for the 2007 annual meeting is not within 30 days before or after May 1, 2007 notice by the stockholder in order to be timely must be received not later than the close of business on the ninetieth day prior to the date of mailing of the notice or the tenth day following the day on which public announcement of the date of mailing of the notice for the 2007 annual meeting is first made, whichever is later. Stockholders are advised to review our  charter and Amended and Restated Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations, copies of which are available without charge upon request to our Corporate Secretary.

OTHER MATTERS

Our board knows of no other matters that have been submitted for consideration at this annual meeting. If any other matters properly come before our stockholders at this annual meeting, the persons named on the enclosed proxy card intend to vote the shares they represent in their discretion and using their best judgment.

ANNUAL REPORT

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005 WAS PREVIOUSLY MAILED TO ALL STOCKHOLDERS ENTITLED TO NOTICE OF AND TO VOTE AT THE ANNUAL MEETING. OUR ANNUAL REPORT ON FORM 10-K IS NOT INCORPORATED INTO THIS PROXY STATEMENT AND SHALL NOT BE DEEMED TO BE SOLICITATION MATERIAL. A COPY OF OUR ANNUAL REPORT ON FORM 10-K IS AVAILABLE WITHOUT CHARGE FROM OUR COMPANY WEBSITE AT WWW.ABOUTARC.COM OR UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, AFFORDABLE RESIDENTIAL COMMUNITIES INC., 7887 E. BELLEVIEW AVE., SUITE 200, ENGLEWOOD, CO 80111.

YOUR VOTE AT THIS YEAR’S MEETING IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY.

By Order of the Board of Directors,

Scott L. Gesell Executive Vice President, General Counsel and Corporate Secretary

April 28, 2006
Englewood, Colorado

APPENDIX A:
DIRECTOR INDEPENDENCE CRITERIA

Revised Director Independence Criteria of
Affordable Residential Communities Inc.
as Adopted by the
Board of Directors on February 3, 2005

It is the policy of the Board of Directors (the “Board of Directors”) of Affordable Residential Communities Inc., a Maryland corporation (“ARC”), that a majority of the members of the Board of Directors be independent of ARC’s management. For a director to be deemed “independent,” the Board of Directors shall affirmatively determine that the director has no material relationship with ARC or its controlled affiliates or any member of the senior management of ARC or his or her affiliates. This determination shall be disclosed in ARC’s annual proxy statement distributed to stockholders. In making this determination, a director of ARC who satisfies all of the following criteria shall be presumed to be independent:

•       Within the last three years, ARC has not employed the director or (except in a non-officer capacity) any of his or her immediate family members.

•       (A) Neither the director nor any of his or her immediate family members is a current partner of a firm that is ARC’s internal or external auditor; (B) the director is not a current employee of such firm; (C) the director does not have an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; and (D) neither the director nor any of his or her immediate family members was within the last three years a partner or employee of such a firm and personally worked on ARC’s audit within that time.

•       During any twelve month period within the last three years, neither the director, nor any of his or her immediate family members, has received more than $100,000 in direct compensation from ARC or any of its subsidiaries, other than fees for board and board committee service, pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), or compensation received by an immediate family member for service as a non-executive employee of ARC or any of its subsidiaries.

•       Within the last three years, neither the director, nor any of his or her immediate family members, has been employed as an executive officer of another company where any of the present executives of ARC or any of its subsidiaries at the same time serve currently or served on that company’s compensation committee (or other committee performing equivalent functions).

•       The director is not currently an employee, and any of his or her immediate family members is not currently an executive officer, of a company, other than a tax-exempt organization, that has made payments to, or receives payments from, ARC or any of its subsidiaries for property or services in an amount which, in the current fiscal year or any of the last three fiscal years, exceeds or exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.

•       The director is not an executive officer of a tax-exempt organization to which ARC or any of its subsidiaries made contributions within the preceding three years that in any single fiscal year exceeded the greater of $1 million or 2% of such tax-exempt organization’s consolidated gross revenues.

A-1

For purposes of these director independence criteria:

•       the term “affiliate” means any corporation or other entity that controls, is controlled by or is under common control with ARC, as evidenced by the power to elect a majority of the board of directors or comparable governing body of such entity; and

•       the term “immediate family” means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than employees) sharing a person’s home.

The Board of Directors shall undertake an annual review of the independence of all non-employee directors of ARC. In advance of the meeting at which this review occurs, each non-employee director of ARC shall be asked to provide the Board of Directors with full information regarding such director’s business and other relationships with ARC and its affiliates and with ARC’s senior management and their affiliates to allow the Board of Directors to evaluate the director’s independence.

Each director of ARC has an affirmative obligation to advise the Board of Directors of any material changes in his or her circumstances or relationships that may reasonably be expected to impact his or her designation by the Board of Directors as “independent.” This obligation includes all business relationships between a director of ARC, on the one hand, and ARC and its affiliates or members of ARC’s senior management and their affiliates, on the other.

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IMPORTANT

YOUR VOTE AT THIS YEAR’S MEETING IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY.

If the ARC shares you own are held in the name of a broker, bank, or other agent or nominee, only it can sign a proxy card with respect to your shares and only upon specific instructions from you. Please contact the person responsible for your account and give instructions for a proxy card to be signed representing your ARC shares.

ANNUAL MEETING OF STOCKHOLDERS OF

AFFORDABLE RESIDENTIAL COMMUNITIES INC.

June 15, 2006

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

PROPOSAL 1. Election of directors to serve on our Board of Directors.			Proposal 2. Ratification of the selection of Pricewaterhouse-Coopers LLP as Affordable Residential Communities Inc.’s independent auditor for the 2006 fiscal year.	FOR	AGAINST	ABSTAIN
				☐	☐	☐
☐ ☐ ☐	FOR ALL NOMINEES	NOMINEES:
Rhodes R. Bobbitt
	withhold authority for all nominees	Joris Brinkerhoff
Charles R. Cummings

This proxy, when properly executed, will be voted in the manner directed below. Unless a contrary direction is indicated, this proxy will be voted “FOR”
all nominees listed in Proposal 1 and “FOR” Proposal 2. The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting or any postponements or adjournments thereof.

	for all except (See instructions below)	Gerald J. Ford
J. Markham Green
James F. Kimsey
James R. “Randy” Staff
Carl B. Webb
Larry D. Willard
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and
Proxy Statement and hereby revokes any proxy or proxies heretofore given with respect to the matters set forth above.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder		Date:	Signature of Stockholder		Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

AFFORDABLE RESIDENTIAL COMMUNITIES INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

for the Annual Meeting of Stockholders to be held on June 15, 2006

The undersigned hereby appoints Scott L. Gesell and Larry D. Willard, and each of them, the proxy or proxies of the undersigned, with full power of substitution, to vote all shares of voting securities of ARC which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Affordable Residential Communities Inc. to be held on Thursday, June 15, 2006, at 9:00 a.m., local Denver time, at the Wyndham Hotel Denver Tech Center, 7675 E. Union Avenue, Denver, CO 80237 and at any postponements or adjournments thereof, with all powers that the undersigned would have if personally present thereat.

This proxy, when properly executed, will be voted in the manner directed on the reverse side. Unless a contrary direction is indicated, this proxy will be voted “FOR” all nominees listed in Proposal 1 and “FOR” Proposal 2. The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting or any postponements or adjournments thereof.

IMPORTANT-TO BE SIGNED AND DATED ON REVERSE SIDE

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